EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of the 10th day of May, 2011 (“Effective Date”), by and between Brightpoint, Inc. (“Company”) and Vincent Donargo (“Executive”).
     WHEREAS, the Executive is currently employed by the Company as its Senior Vice President, Chief Accounting Officer and Controller and has performed valuable services for the Company; and
     WHEREAS, the Company has offered to appoint the Executive to the position of Executive Vice President, Chief Financial Officer and Treasurer and it desires to enter into this Agreement with him in order to set forth the terms and conditions of his employment in such position; and
     WHEREAS, the Executive accepts the appointment to the aforesaid position subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, the parties acknowledge that the Executive shall be formally designated as Executive Vice President, Chief Financial Officer and Treasurer effective as of May 10, 2011 or effective as of such other date as mutually agreed by the parties (“Effective Date”) and he shall commence his duties and responsibilities in that position on the Effective Date subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:
1. Term.
     The term of this Agreement (“Term”) shall be for three (3) years from the Effective Date. Such period is referred to herein as the “Initial Term”. For purposes of this Agreement, “Employment Year” means the twelve (12) month period that commences on the Effective Date or the anniversary thereof. After the Initial Term, this Agreement shall be renewed automatically for successive twelve (12) month periods (each such period is referred to herein as a “Renewal Term”). Either party may terminate this Agreement at the end of the Initial Term or any Renewal Term on the condition that it provides written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.
2. Executive’s Duties.
     2.1 During the Term, the Executive shall have the title of Executive Vice President, Chief Financial Officer and Treasurer, and he shall have the duties and responsibilities as set forth in Exhibit A, attached hereto and incorporated herein. The Executive shall report directly to the Chief Executive Officer of the Company (or his designee) and the Board of Directors of the Company (“Board”).

     2.2 The Executive shall devote substantially all of his business time, attention, knowledge, and skills faithfully, diligently, and to the best of his abilities, in furtherance of the business and activities of the Company. The principal place of performance by the Executive of his duties hereunder shall be the Company’s principal executive offices, although the Executive may be required to travel outside of the area where the Company’s principal executive offices are located in connection with the business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required of him to serve as a director of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the Company, which consent shall not be unreasonably withheld, on the condition that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Chief Executive Officer of the Company.
3. Compensation.
     3.1 During the term of this Agreement, the Company shall pay the Executive a salary (“Salary”) at an initial rate of Four Hundred Seventeen Thousand Five Hundred Dollars ($417,500) per annum in respect to each Employment Year, prorated for any partial Employment Year. The Salary shall be payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon between the Company and the Executive. The Salary may be increased from time to time at the discretion of the Board or its Compensation and Human Resources Committee (“Compensation Committee”). All payments described herein shall be subject to all required tax and other withholdings.
     3.2 In addition to the foregoing, the Executive shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board or the Compensation Committee during or in respect of his employment hereunder.
     3.3 Beginning with the Company’s calendar year commencing January 1, 2011, the Executive shall be eligible for an annual cash bonus on the terms and conditions set forth in the Company’s Annual Executive Cash Bonus Program, which may be modified or amended from time to time by the Compensation Committee, at an initial target amount of 50% of the Executive’s Salary. In addition, the Executive shall participate in the Company’s annual incentive-based Executive Equity Program, which may be modified or amended from time to time, at an initial participation rate of 100% of the Executive’s Salary. The decision as to whether the Executive shall receive any or all of the potential bonus or earn the equity grant under the above-described program shall be determined by the Compensation Committee in its sole discretion, based on factors it deems appropriate which may include, but not be limited to, its determination as to whether specific goals were achieved.
     3.4 Executive will receive a grant of 75,000 Restricted Stock Units (“RSUs”), half of which (37,500) will vest on the second anniversary of the date of the grant and half of which (37,500) will vest on the fourth anniversary of the date of the grant.

4. Benefits.
     4.1 During the term of this Agreement, the Executive shall have the right to receive or participate in all existing and future benefits and plans which the Company may from time to time institute during such period for its executive officers (“Executive Officers”) and for which the Executive is eligible in accordance with the terms and conditions of such benefits and plans. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary or any other obligation payable to the Executive pursuant to this Agreement.
     4.2 During the term of this Agreement, the Executive will be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are determined by the Company from time to time, and consistent with its human resources policies. Such paid vacation may be taken in the Executive’s discretion with the prior approval of the Company, and at such time or times as are not inconsistent with the reasonable business needs of the Company.
5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Executive during the term of this Agreement shall be paid by the Company provided that such expenses are incurred and that reimbursement is sought by the Executive in accordance with the Company’s policies. If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him therefor on presentation of appropriate receipts for any such expenses.
6. Termination. Executive’s employment under this Agreement may be terminated by the Company or the Executive without any breach of this Agreement only on the following circumstances:
     6.1 Death. The Executive’s employment under this Agreement shall terminate upon his death.
     6.2 Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties under this Agreement for 90 consecutive calendar days, the Company may terminate the Executive’s employment with written notice under this Agreement, subject to, in accordance with and consistent with applicable law.
     6.3 Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the commission of an act or acts of dishonesty, fraud or breach of trust by the Executive relating to his material duties or employment with the Company or breach of fiduciary duty owed to the Company or any of its affiliates; (ii) the Executive’s criminal conduct, willful misconduct, act of moral turpitude, or gross negligence that is injurious to the Company, either financially or in reputation; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) failure of the Executive to substantially perform his material duties and responsibilities hereunder or to satisfy his obligations as an officer or executive of the Company, which failure has not begun to be cured by Executive within seven (7) days after written notice thereof to the Executive from the Company (and which is not cured within thirty (30) days after written notice thereof to the Executive from the Company); (v) material breach of any term or condition of this Agreement by the Executive, which breach has not begun to be cured by Executive within seven (7) days after written notice thereof to the Executive from the Company (and which is not cured within thirty (30) days after written notice thereof to the Executive from the Company); or (vi) the Executive’s unlawful use (including being under the influence) or possession of controlled substances on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement unless prescribed by a physician.
     6.4 Termination by the Employee for Good Reason Upon a Change of Control. The Employee may terminate his employment under this Agreement for Good Reason (as hereinafter defined) at any time within twelve months after a Change of Control.
          (a) For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction or limitation of the powers of the Employee in any respect not contemplated by, this Agreement, (ii) failure of the Employer to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 9.8 of this Agreement, (iii) any material change in the geographic location in which the Employee is required to work or (iv) any other action or inaction that constitutes a material breach by the Employer under this Agreement. With respect to the matters set forth in this paragraph, the Employee must give the Employer 30 days prior written notice of his intent to terminate this Agreement as a result of any breach or alleged breach of the applicable provision and the Employer shall have the right to cure any such breach or alleged breach within such 30 day period.
b. For purposes of this Agreement, a “Change of Control” shall be deemed to occur, unless previously consented to in writing by the Executive, upon: (i) individuals who, as of the date hereof are members of the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with a Combination, as defined below, or as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (ii) the acquisition of beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the voting securities of the Company by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) not affiliated with the Executive or the Company; provided, however, that no Change of Control shall be deemed to have occurred for purposes of this Agreement if such person, entity or group acquires beneficial ownership of 15% or more of the voting securities of the Company (A) as a result of a combination of the Company or a wholly-owned subsidiary of the Company with such person, entity or group or another entity owned or controlled by such person, entity or group (whether effected by a merger, consolidation, sale of assets or exchange of stock or otherwise) (a

“Combination”) and (B) (x) Executive Officers of the Company (as designated by the Board for purposes of Section 16 of the Exchange Act) immediately prior to the Combination constitute not less than 50% of the Executive Officers of the Company for a period of not less than six (6) months after the Combination (for purposes of calculating the Executive Officers of the Company after the Combination, those Executive Officers who are terminated by the Company for Cause or who terminate their employment without Good Reason shall be excluded from the calculation entirely), and (y) the members of the Incumbent Board immediately prior to the Combination constitute not less than 50% of the membership of the Board after the Combination, and (z) after the Combination, more than 35% of the voting securities of the Company is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to the Combination, it being understood that while the existence of a Change in Control pursuant to this Section 6.4(b) may not be ascertainable for six (6) months after the Combination, if it is ultimately determined that such Combination constituted a Change in Control, the date of the Change of Control shall be the effective date of the Combination; (iii) the commencement of a proxy contest against the management for the election of a majority of the Board of the Company if the group conducting the proxy contest owns, has or gains the power to vote at least fifteen (15%) of the voting securities of the Company; (iv) the consummation of a reorganization, merger or consolidation, or the sale, transfer or conveyance of all or substantially all of the assets of the Company to any person or entity not affiliated with the Executive or the Company unless, following such reorganization, merger, consolidation, sale, transfer or conveyance, the conditions set forth in clause (ii)(B) above are present; or (v) the complete liquidation or dissolution of the Company.
6.5 Termination without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause.
6.6 Termination without Good Reason. In addition to the Executive’s right to terminate the Executive’s employment for Good Reason Upon a Change of Control, he may terminate his employment under this Agreement without Good Reason.
7. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by a written Notice of Termination to the other party of this Agreement and signed by or on behalf of a duly authorized representative of the party issuing such notice. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; provided, however, that the failure to indicate any specific termination provision in such notice shall not constitute a waiver of such provision.
8. Date of Termination. The “Date of Termination” shall mean: (a) if the Executive’s employment is terminated by reason of his death, the date of his death; (b) if the Executive’s employment is terminated pursuant to Section 6.2 above, the date on which the Notice of Termination is given subject to, in accordance with and consistent with applicable law; (c) if the

Executive’s employment is terminated pursuant to Section 6.3 above, the date specified on the Notice of Termination after the expiration of any cure periods; or (d) if the Executive’s employment is terminated for any other reason, the date on which the terminating party provides the other party with a Notice of Termination after the expiration of any applicable cure periods.
9. Compensation Upon Termination.
     9.1 Death. If the Executive’s employment shall be terminated by reason of his death, the Company shall promptly pay to such person as he shall designate in writing filed with the Company, or if no such person shall be designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to any payments the Executive’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or Executive benefit plan or life insurance policy or similar plan or policy then maintained by the Company, and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company’s obligations with respect to this Agreement, other than in regard to the Company’s obligation to indemnify the Executive pursuant to Section 11 (Indemnification) or any similar indemnification obligation provided in any separate agreement between the parties, if any, at law or in the Company’s Articles of Incorporation or Bylaws, which shall apply with respect to any matters attributable to his employment by the Company, without regard to when asserted (all of the foregoing indemnification obligations of the Company are collectively referred to hereinafter as “the Company’s Indemnification Obligation.”)
     9.2 Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his Salary until the Executive’s employment is terminated pursuant to Section 6.2 (Disability) of this Agreement and the Company shall have no further obligations with respect to Section 3 of this Agreement, and, assuming the Company is in compliance with the provisions of this Agreement, this shall fully discharge the Company’s obligations to the Executive with respect to this Agreement, other than in regard to the Company’s Indemnification Obligation.
     9.3 Termination by Company for Cause or by Executive without Good Reason. If the Executive’s employment shall be terminated by the Company pursuant to Section 6.3 (Cause) or if he terminates his employment pursuant to Section 6.6 (Termination without Good Reason), the Company shall pay the Executive his full Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and assuming the Company is in compliance with the provisions of this Agreement, this shall fully discharge the Company’s obligations to the Executive with respect to this Agreement, other than in regard to the Company’s Indemnification Obligation.
     9.4 Termination by Company without Cause. If the Company terminates the Executive’s employment without Cause pursuant to Section 6.5 (Termination without Cause) then: (a) the Company shall pay to the Executive his full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the unpaid bonus, if any, earned through the Date of Termination; (b) for periods subsequent to the Date of Termination (in lieu of any further payments pursuant to Section 3 of this Agreement), Non-Cause Severance Pay (as hereinafter defined), payable on the tenth day following the Date of Termination; and (c) if after November 15, 2012, the Executive shall be entitled to immediate vesting of RSUs in accordance with Section 9.9 (Immediate Vesting). As used herein, “Non-Cause Severance Pay” shall mean the lesser of: (x) an amount equivalent to the Cash Compensation, defined as Salary and the bonus opportunity consisting of those additional cash compensation opportunities described in Sections 3.2 and 3.3 that would be paid to Executive during the remaining Term of this Agreement (such amount will not be, in the aggregate, less than an amount equivalent to one (1) year of the Executive’s Salary and bonus opportunity in effect on the Date of Termination); or (y) One Million Dollars ($1,000,000). Assuming the Company is in compliance with the provisions of this Agreement, the making of these payments and vesting of options and RSUs shall be in lieu of any further obligations to the Executive, and shall fully discharge the Company’s obligations to the Executive with respect to this Agreement, other than in regard to the Company’s Indemnification Obligation.
     9.5 Termination by Executive for Good Reason Upon a Change of Control. If the Executive shall terminate his employment pursuant to Section 6.4 (Termination by the Executive for Good Reason Upon a Change of Control), then the Company shall make the same payment and in the same manner as described in Section 9.4 above. Assuming the Company is in compliance with the provisions of this Agreement, the making of the payments and vesting of options and RSUs, as provided in Section 9.4, shall be in lieu of any further obligations to the Executive, and shall fully discharge the Company’s obligations to the Executive with respect to this Agreement, other than in regard to the Company’s Indemnification Obligation.
     9.6 Severance Cap.
          (a) Notwithstanding Sections 9.4 or 9.5 above or Section 9.9 below, the total value to be received by the Employee due to the Severance Pay pursuant to Sections 9.4 or 9.5 and the accelerated vesting pursuant to Section 9.9 (the “Accelerated Vesting”) (such total value referred to herein as the “Total Severance Value”) may not exceed $2.75 million (the “Severance Cap”).
          (b) For purposes of calculating the value of the Accelerated Vesting, (i) the value of the accelerated vesting of an option on a share of stock shall equal the result of the Fair Market Value (as defined in the Brightpoint, Inc. 2004 Long-Term Incentive Plan (the “Plan”)) for such share of stock underlying the option on the date of the accelerated vesting less the strike price for such option (if such result is a negative number, the result shall be deemed to be zero) and (ii) the value of the accelerated vesting of a share of restricted stock shall equal the Fair Market Value for such share of stock on the date the vesting accelerates. In addition, if the Employee receives Accelerated Vesting upon a Change of Control, then, for purposes of calculating the Total Severance Value, any Accelerated Vesting and Severance Pay the Employee receives within the 12-month period following the Accelerated Vesting received upon the Change of Control shall each be added to calculate the Total Severance Value (with the value of each Accelerated Vesting and the Severance Pay to be at face value without adjustment for any time value of money). If elected by the Employee, the determination of whether the Total Severance Value exceeds the Severance Cap shall be made by a nationally recognized United States public accounting firm (the “Accounting Firm”) jointly selected by the Employer and the Employee and paid by the Employer, with such determination following the valuation guidance provided in this Section 9.6). If the Employee and the Employer cannot agree on the firm to serve as the Accounting Firm, then the Employee and the Employer shall each select one accounting firm and those two firms shall jointly select the Accounting Firm.
          (c) If a reduction in the Total Severance Value is required, then the Employee shall choose to either reduce the Severance Pay or to limit Accelerated Vesting, to the extent needed; provided, however, that if the Total Severance Value is the sum of Accelerated Vesting received upon a Change of Control and subsequent Accelerated Vesting and/or Severance Pay, the reduction chosen by the Employee may not affect the Accelerated Vesting received upon the Change of Control.
     9.7 Separation and General Release Agreement. The Executive shall, as a condition to receiving any amounts and immediate vesting under Sections 9.4, 9.5, 9.6, or 9.9, execute a separation and general release agreement in a form reasonably satisfactory to the Company. However, such general release agreement shall not release the Company from the payment or vesting obligations with respect to Sections 9.4, 9.5, 9.6, or 9.9. hereunder, as applicable, nor shall the Company be released from the Company Indemnification Obligation.
     9.8 Change of Control. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such Agreement prior to the effectiveness of any such succession shall be considered “Good Reason” pursuant to Section 6.4(a) of this Agreement. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes the Agreement or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law.
     9.9 Immediate Vesting. In the event of (a) the Company’s termination of the Executive without Cause pursuant to Section 6.5 after November 15, 2012 or (b) the Executive’s termination for Good Reason pursuant to Section 6.4, then notwithstanding the vesting terms and conditions of any RSU or restricted stock award agreement or plan relating to an annual stock option, RSU or restricted stock award to the Executive, all then unvested: (i) shares; (ii) RSUs; and (iii) other stock-based awards shall immediately vest in accordance with the applicable RSU, stock award, or other plan; provided, however that for purposes of determining whether a change of control has occurred with regard to such restricted stock, RSUs, or other stock-based awards, the definition of “change of control” shall be the definition contained in the applicable executive benefit plan or award agreement. For purposes of clarification, no immediate vesting shall occur in the event of the Company’s termination of the Executive without Cause on or before November 15, 2012.
10. Confidentiality; Noncompetition.
     10.1 The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of the Executive’s breach of the provisions of this Section 10.1, including, but not limited to, information relating to: trade secrets (as defined for purposes of Indiana law), personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Executive agrees that he will not, during and after the termination of his employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive during his employment by Company, without the prior consent of the Company.
     10.2 The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Executive’s employment or on the date of termination of the Executive’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, Executive, consultant or otherwise) competitive with the Company’s principal business activities. Notwithstanding the foregoing, Executive shall be permitted to own (as a passive investment) not more than five percent (5%) of any class of securities which is publicly traded; provided, however that such five percent (5%) limitation shall apply to the aggregate holdings of Executive and those of all other persons and entities with whom Executive has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.
     10.3 The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Executive directly or indirectly, disparage the commercial, business or financial reputation of the Company.
     10.4 For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 10.2 and 10.3 above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, executive, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Executive (but only those existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

     10.5 Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.
     10.6 After the Executive’s employment terminates and for a period of one (1) year thereafter, he shall provide such assistance as may be reasonably requested by the Company in order to assist the Company in transitioning his duties and responsibilities to his successor or to others. This assistance shall not require the Executive to expend more than four (4) hours per month.
     10.7 Inventions.
          (a) The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Company shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship;
          (b) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of his employment with the Company, it is to be presumed that the Invention was conceived or made during the period of the Executive’s employment by the Company, unless such Invention is entirely unrelated to the Company’s business directly or indirectly; and
          (c) The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
     10.8 The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

     10.9 The parties hereto hereby acknowledge and agree that (i) the Company might be irreparably injured in the event of a breach by the Executive of any of his obligations under this Section 10; (ii) monetary damages might not be an adequate remedy for any such breach; and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.
     10.10 The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 10.9 hereof, the Company shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 10.7 (Inventions), and the Executive hereby agrees to account for and pay over such Benefits to the Company.
     10.11 Each of the rights and remedies enumerated in Sections 10.9 and 10.10 shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     10.12 If any provision contained in this Section 10 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     10.13 If any provision contained in this Section 10 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.
     10.14 It is the intent of the parties hereto that the covenants contained in this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that such restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 10 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, such provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
11. Indemnification. The Company shall indemnify, defend, and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of: (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, Executive, officer or director of the Company, whether or not he continues to be such an employee, Executive, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the reasonable fees and disbursements of attorneys, amounts of judgments, and amounts of any settlements, provided that such settlements are agreed to in advance by the Company.
12. Compliance with Code Section 409A.
     12.1 It is intended that any amounts payable under this Employment Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the Treasury regulations and other published guidance relating thereto, so as not to subject the Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to the Executive from the Company, per this Employment Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. Notwithstanding any provision in the Employment Agreement to the contrary, as needed to comply with Code Section 409A, payments due under this Agreement shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service, as defined under Code Section 409A.
     12.2 The Company shall pay in full any Delayed Payment in accordance with Section 12.1 and shall not deduct from or setoff against any Delayed Payment (i) any compensation earned by the Executive as the result of employment by another Company or business or profits earned by the Executive from any other source at any time before and after the Date of Termination, or (ii) any other amounts actually owed or claimed by the Company to be owed by the Executive to the Company in connection with any claim the Company has or makes against the Executive.
13. General. This Agreement is further governed by the following provisions:
     13.1 Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one (1) business day after being sent by telecopy or five (5) days after being mailed.

To the Company:	Brightpoint, Inc. 7365 Interactive Way, Suite 200 Indianapolis, Indiana 46278 Attn: Chief Executive Officer

To the Executive:	Vincent Donargo 12942 Treaty Line St Carmel, IN 46032
     13.2 Parties in Interest. Executive may not delegate his duties or assign his rights hereunder without the prior written consent of the Company. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     13.3 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing and signed by the Executive and the Company’s Chief Executive Officer.
     13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. Each party agrees to and hereby does submit to jurisdiction before any state or Federal court of record in Marion County, Indiana.
     13.5 Warranty. Executive hereby warrants and represents that Executive has ideas, information and know-how relating to the type of business conducted by Company, and to the Executive’s knowledge, disclosure of such ideas, information and know-how to Company will not conflict with or violate the rights of any third party.
     13.6 Noncontravention. Each party represents and warrants to the other party that the execution of this Agreement, the appointments contemplated herein and the performance of the obligations set forth herein will not constitute a breach of or conflict with any other written or verbal contract, agreement or understanding to which he or it is subject or bound.
     13.7 Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
     13.8 Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date on the dates set forth below.

/s/ Vincent Donargo
Vincent Donargo

Date: May 10, 2011

Brightpoint, Inc.:
By:	/s/ Robert J. Laikin
Robert J. Laikin, Chairman of the Board and Chief Executive Officer

Date: May 10, 2011

Exhibit A
DUTIES AND RESPONSIBILITIES
For purposes of this Agreement, the Executive’s duties and responsibilities shall include, but are not limited to, the following:
1.	Management of corporate finance staff including Corporate Controller, Vice Presidents of Finance, Internal Audit, Credit and the staff reporting thereto;

2.	Development and implementation of strategies relating to accounting and reporting, capital structure, and corporate finance activities;

3.	Management of relationships with independent auditors, investment banks and commercial banks;

4.	Management of external reporting, including SEC reporting and compliance;

5.	Maintenance and development of adequate and appropriate levels of capital;

6.	Participation in negotiation of material contracts, acquisitions and strategic alliances;

7.	Participation in strategic planning;

8.	Participation in Executive Committee activities;

9.	Participation in investor relations and communications with analysts;

10.	Development and implementation of federal, state and foreign tax strategies; and

11.	Other duties consistent with the position of Executive Vice President, Chief Financial Officer and Treasurer that may be assigned from time to time by the Chief Executive Officer or the Board of Directors.